House Rental Contract

Lessor (Party A): Huang Jianhua

ID Card Number: 65310119730507122X

Lessee (Party B): Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

Legal Representative: Huang Shaoyong

Contact Address: 1513-1514 East Tower of World Financial Center, No. 1 East Third Ring Middle Road, Chaoyang District, Beijing Municipality

Contact Tel: 010-59817999/13810158970 (Mr. Li) Zip:

For identifying the rights and obligations of Party A and Party B, both parties have signed this contract through consensus in accordance with Contract Law of the People’s Republic of China and corresponding regulations.

Article I Leasehold: Party A shall rent Room 01, Floor 15, Shaanxi Building located at the south of Shenka Avenue, Kashgar City (floorage: 203.88 m2) to Party B for office use.

Ownership status of the house: Party A has Pre-Sell Contract of Commercial Building. There are no pledges against Party A’s house.

Before signing this contract, Party B had fully understood the status of Party A’s house for rent. Party B volunteers to rent the house based on its status at the time of signing this contract. Party B shall not change the usage of the house without Party A’s written consent. Otherwise, Party A shall have the right to terminate this contract.

Party A agrees that Party A shall fully assist Party B when Party B proposes to handle the business license or other business permits about the rental house. If Party B fails to obtain the business license or other business permits for Party A’s reasons, Party B shall have the right to terminate this contract and Party A shall return the rent and performance bond not used to Party B.

Article II Rental Period

The rental period is 28 months. Party A shall deliver the rental house to Party B on May 24th, 2017 and resume it on Sep. 23rd, 2019.

Article III Performance Bond: Party B shall fully pay the performance bond of RMB 10000 (in words: TEN THOUSAND YUAN ONLY) (with no interest) to Party A at the time of signing this contract. When the contract expires and Party B has settled all expenses and has no breaches, the performance bond shall be returned to Party B with no interest within ten days.

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Article IV Expense Standard

1. Rental expense: rent of the first year: RMB 28/m2/month, rent of the second year: RMB 33/m2/month. The property management fee shall be paid according to the standard established by the property management company.

2. Total rent: RMB 149240 (in words: ONE HUNDRED AND FORTY-NINE THOUSAND TWO HUNDRED AND FORTY YUAN ONLY). Party B shall make a lump-sum payment on the date of signing this contract.

3. The property management fees, water charges, electric charges, heating fees and other expenses incurred by Party B during the rental period shall be borne by Party B. Party B shall make timely payments during the rental period.

4. If corresponding government departments require Party B to handle procedures about house rental, Party B shall handle them by itself and assume corresponding expenses, including those incurred from Party A’s assistance to Party B. Otherwise, all legal responsibilities and consequences thus incurred shall be assumed by Party B.

Article V Rescission of Contract

(I) If Party B has one of the following acts, Party A shall have the right to terminate the contract and resume the house:

1. To sublease, transfer, underlease the house, ally, become a shareholder or swop with others without authorization.

2. To fail to use the house according to the usage speculated in this contract.

3. To perform unlawful activities in the rental house and prejudice public interests.

4. To fail to pay a rent within fifteen days after the date required.

5. To transform or fit up the house without Party A’s written consent.

6. Other material breaches.

(II) If Party A has one of the following acts, Party B shall have the right to terminate the contract unilaterally:

1. Party A has no right to rent out the house or fails to deliver the house within five days after the date required.

2. The house delivered is severely inconsistent with what’s described in the agreement or affects Party B’s safety or health.

3. Party A’s failure to undertake its obligation of maintenance makes Party B unable to use the house properly.

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If Party A continues to rent out the house after the contract expires, Party B can enjoy the priority lessee right on equal conditions.

Article VI House Repair and Decoration during the Rental Period

1. After Party B enters, Party B shall immediately inform Party A of any damages of the house and its accessories, equipments and facilitates caused by natural property or rational use so that Party A can repair them in time. Party A shall repair them with 2 days after receiving Party B’s notice. If Party A fails to repair them within the period required, Party B can repair them by itself and the expenses thus incurred shall be borne by Party A. If any damages or breakdowns occur to the house and its accessories due to Party B’s improper safekeeping or unreasonable use, Party B shall repair them or assume the liability for damage.

2. For sake of use, Party B can decorate the rental house without influencing the structure of the house provided that the scale, scope, technology and materials shall be approved by Party A in written in advance. The expenses thus incurred shall be borne by Party B. When the rental period expires, the ornamentals shall belong to Party A.

3. Party A shall guarantee the architectural structures, equipments and facilities of the house to conform to safety conditions about architectures, firefighting, public security and health so that personal security will not be threatened.

Article VII Responsibility for Breach of Contract

1. If Party A fails to deliver the house to Party B within the period specified in this contract, Party B shall have the right to refuse to pay the rent for the overdue period. For each day overdue, Party A shall pay Party B liquidated damages equaling to 0.01% of the total rent. The house rental will be postponed.

2. If either party terminates this contract for no reason or causes this contract to be terminated for any breaches, it shall pay the other party liquidated damages equaling to 20% of the total rent specified in this contract.

3. If Party B fails to pay the rent on time, Party B shall make up the owed rent and bear liquidated damages equaling to 0.01% of the overdue amount for each day overdue.

4. If Party B continues to use the rental house when the contracts expires, Party B shall handle the renal formalities 15 days in advance.

6. If this contract expires or is terminated in advance, Party B shall return the house to Party A within three days as of the date this contract expires or is terminated. Otherwise, Party B shall bear the house occupation fee equaling to five times of the daily rent specified in this contract for each day overdue. If the overdue lasts more than 15 days, Party A shall have the right to resume the house. In this case, Party B shall be deemed to have abandoned its articles in the house and so Party A shall have the right to dispose of them.

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Article VIII Liability Exemption Conditions

1. If any house damages or Party B’s losses are caused by force majeure events, neither party shall assume responsibilities.

2. If the losses of both parties are caused by dismantle or transformation of the rental house for municipal construction, neither party shall assume responsibilities.

If the contract is terminated for the above reasons, the rent shall be calculated based on the actual days of use. The balances will be paid to either side as the case may be.

Article IX Dispute Settlement

If any disputes occur during the contractual performance, both parties shall solve them through negotiations. If the negotiations fail, either party can appeal to the people’s court of the district where the real estate is located.

Article X Party B’s address in this contract shall be the address for service of legal instruments Party B confirms. The legal instruments delivered to the above address shall be deemed served three days after the date the mail is sent. Party B shall inform Party A in written of any address changes.

Article XI This contract shall come into force on the date both parties sign or seal it. This contract is quadruplicate. Party A and Party B shall hold 2 copies each. All copies shall have the same legal effect.

Lessor: (seal) Huang Jianhua Special seal for lease contract of Sinkiang Qinshang Weiye Real Estate Development Co., Ltd.	Lessee: (seal) Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

Entrusted Agent: (signature)	Legal Representative: (signature)

Date of Signing: May 23rd, 2017

Place of Signing:

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